                                                                    EXHIBIT 99.1



                             2000 STOCK OPTION PLAN
                                       OF
                                INTELLICORP, INC.


1.       PURPOSES OF THE PLAN

         The purposes of the 2000 Stock Option Plan (the "Plan") of IntelliCorp, Inc., a Delaware corporation (the "Company"), are to:

         (a) Encourage selected employees, directors and consultants to improve operations and increase profits of the Company;

         (b) Encourage selected employees, directors and consultants to accept or continue employment or association with the Company or its Affiliates; and

         (c) Increase the interest of selected employees, directors and consultants in the Company's welfare through participation in the growth in value of the common stock of the Company (the "Common Stock").

         Options granted under this Plan ("Options") may be "incentive stock options" ("ISOs") intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "nonstatutory options" ("NSOs").

2.       ELIGIBLE PERSONS

         Employees of the Company or any Affiliate (as defined below) at the date of grant of an Option are eligible to receive ISOs or NQOs. Consultants and non-employee directors of the Company or any Affiliate (as defined below) at the date of grant are eligible to receive only NQOs. The term "Affiliate" as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions of the Code. The term "employee" includes an officer or director who is an employee, of the Company. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

3.       STOCK SUBJECT TO THIS PLAN

         Subject to the provisions of Section 6.1.1 of the Plan, the total number of shares of stock which may be issued under options granted pursuant to this Plan shall be 4,000,000 shares of Common Stock. The shares covered by the portion of any grant under the Plan which expire unexercised shall become available again for grants under the Plan.

4.       ADMINISTRATION

         4.1. General. This Plan shall be administered by the Board of Directors of the Company (the "Board") or, by a committee (the "Committee") of at least two Board members to which administration of the Plan, or of part of the Plan, is delegated (in either case, the "Administrator").

         4.2 Public Company. From and after such time as the Company registers a class of equity securities under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee shall consist of Board members who are "Non-Employee Directors" as defined under Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3"), or any successor rule thereto.

         4.3 Authority of Administrator. Subject to the other provisions of this Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options; (ii) to determine the fair market value of the Common Stock subject to Options; (iii) to determine the exercise price of Options granted;
(iv) to determine the persons to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option; (v) to interpret this Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical), including but not limited to, the time or times at which Options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any Option; (ix) to accelerate the exercise date of any Option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator (A) may delegate to one or more officers of this corporation the authority to grant Options in an amount not to exceed 10,000 shares of Common Stock to persons other than "executive officers" as defined in the Securities Exchange Act and the rules and regulations thereunder and to determine the fair market value of Common Stock subject to such Options, to determine the exercise price of such Options granted (which need not be identical), including, but not limited to, the time or times at which such Options shall be exercisable, and to determine the terms and provisions of each such Option granted and (B) may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

         4.4 Interpretation by Administrator. All questions of interpretation, implementation, and application of this Plan shall be determined in its absolute discretion by the Administrator. Such determinations shall be final and binding on all persons.

         4.5 Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, if any, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3, or any successor rule thereto. To the extent a transaction under this Plan or action by the Administrator fails to so comply, it shall, to the extent deemed advisable by the Administrator, be modified to comply with Rule 16b-3. Notwithstanding the above, it shall be the responsibility of such persons, not of the Company or the Administrator, to comply with the requirements of Section 16 of the Exchange Act; and neither the Company nor the Administrator shall be liable if this Plan or any transaction under this Plan fails to comply with the applicable conditions of Rule 16b-3 or any successor rule thereto, or if any such person incurs any liability under
Section 16 of the Exchange Act.

5.       GRANTING OF OPTIONS; OPTION AGREEMENT

         5.1 No Options shall be granted under this Plan after ten (10) years from the date of adoption of this Plan by the Board.

         5.2 Each Option shall be evidenced by a written stock option agreement (the "Option Agreement"), in form satisfactory to the Company, executed by the Company and the person to whom such Option is granted; provided, however, that the failure by the Company, the optionee, or both to execute the Option Agreement shall not invalidate the granting of an Option, although the exercise of each option shall be subject to Section 6.1.3.

         5.3 The Option Agreement shall specify whether each Option it evidences is an NSO or an ISO.

         5.4 Subject to Section 6.3.3 with respect to ISOs, the Administrator may approve the grant of Options under this Plan to persons who are expected to become employees, directors or consultants of the Company, but are not employees, directors or consultants at the date of approval.

6.       TERMS AND CONDITIONS OF OPTIONS

         Each Option granted under this Plan shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall be also subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.

         6.1 Terms and Conditions to Which All Options Are Subject. Options granted under this Plan shall be subject to the following terms and conditions:

             6.1.1 Changes in Capital. Subject to Section 6.1.2, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board in (a) the number and class of shares of stock subject to this Plan and each Option outstanding under this Plan, and (b) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board in its absolute discretion.

             6.1.2 Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each optionee at least thirty (30) days prior to such proposed action. To the extent not previously exercised, all Options will terminate immediately prior to the consummation of such proposed action. In the event of a merger or consolidation of the Company with or into another corporation or entity, or in the event of a sale of all or substantially all of the assets of the Company in which the stockholders of the Company receive securities of the acquiring entity or an affiliate thereof, the repurchase rights of the Company with respect to the shares issued or issuable upon exercise of outstanding Options shall expire with respect to twice the number of shares otherwise indicated pursuant to the terms of the Option (up to a maximum of 100%); provided that if Options have been held for more than six (6) months but less than one (1) year the length of time between the date of grant and the date determined by the Administrator in accordance with the next sentence shall be doubled to determine the number of shares as to which repurchase rights shall expire. The Administrator shall have the authority, in its sole discretion to: (i) determine the time prior to consummation of such acquisition when such increased expiration of repurchase rights shall become effective; and (ii) grant more favorable terms regarding expiration of repurchase rights in connection with the occurrence of any such acquisition.

             6.1.3 Time of Option Exercise. Subject to Section 5 and Section 6.3.4, Options granted under this Plan shall be exercisable (a) immediately as of the effective date of the Option Agreement granting the Option, or (b) in accordance with a schedule related to the date of the grant of the Option, the date of first employment, or such other date as may be set by the Administrator (in any case, the "Vesting Base Date") and specified in the Option Agreement relating to such Option; provided, however, that the right to exercise an Option must vest at the rate of at least 20% per year over five years from the date the option was granted. Options granted to officers, directors or consultants may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Board of the Administrator in accordance with this Plan. In any case, no Option shall be exercisable until a written Option Agreement in form satisfactory to the Company is executed by the Company and the optionee.

             6.1.4 Option Grant Date. Except in the case of advance approvals described in Section 5.4, the date of grant of an Option under this Plan shall be the date as of which the Administrator approves the grant.

             6.1.5 Nonassignability of Option Rights. Except as otherwise determined by the Administrator and expressly set forth in the Option Agreement, no Option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of the optionee, except as otherwise determined by the Administrator and expressly set forth in the Option Agreement, an Option shall be exercisable only by the optionee.

             6.1.6 Payment. Except as provided below, payment in full, in cash, shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion after considering any tax or accounting consequences, may authorize any one or more of the following additional methods of payment:

                   (a) Acceptance of the optionee's full recourse promissory note for all or part of the Option price, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest would be imputed and in no event more than the maximum interest rate allowed under applicable usury laws), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of the Company); and

                   (b) Delivery by the optionee of Common Stock already owned by the optionee for all or part of the Option price, provided the value (determined as set forth in Section 6.1.11) of such Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the optionee is authorized to pay by delivery of such stock; provided, however, that if an optionee has exercised any portion of any Option granted by the Company by delivery of Common Stock, the optionee may not, within six (6) months following such exercise, exercise any Option granted under this Plan by delivery of Common Stock without the consent of the Administrator.

             6.1.7 Termination of Employment.

                   (a) If, for any reason other than death, disability or "cause" (as defined below), an optionee ceases to be employed by the Company or any of its Affiliates (such event being called a "Termination"), Options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within ninety (90) days of the date of such Termination, or such other period of not less than thirty (30) days after the date of such Termination as is specified in the Option Agreement (but in no event after the Expiration Date).

                   (b) If an optionee dies or becomes disabled (within the meaning of Section 22(c)(3) of the Code) while employed by the Company or an Affiliate or within the period that the Option remains exercisable after Termination, Options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee's personal representative or by the person to whom the Option is transferred by devise or the laws of descent and distribution, at any time within twelve (12) months after the death or twelve (12) months after the disability of the optionee, or such other period of not less than six (6) months from the date of Termination as is specified in the Option Agreement (but in no event after the Expiration
Date).

                   (c) If an optionee is terminated for "cause," all Options then held shall terminate and no longer be exercisable as of the date of Termination.

                   (d) For purposes of this Section 6.1.7, "employment" includes service as a director or as a consultant.

                   (e) For purposes of this Section 6.1.7, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed ninety (90) days or, if longer, if the optionee's right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

                   (f) For purposes of this Section 6.1.7, "cause" shall mean Termination (i) by reason of optionee's commission of a felony, misdemeanor or other illegal conduct involving dishonesty, fraud or other matters of moral turpitude, (ii) by reason of optionee's dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Company or any of its Affiliates, or (iii) by reason of optionee's willfully engaging in misconduct which is materially and demonstrably injurious to the Company or any of its Affiliates.

             6.1.8 Repurchase of Stock. Unless otherwise provided for by the Administrator in the option agreement, the Common Stock to be delivered pursuant to the exercise of any Option granted to an employee or consultant under this Plan may be subject to a right of repurchase in favor of the Company, with respect to any employee or consultant whose employment or consulting relationship with the Company is terminated, at the Option exercise price per share, and such shares shall be held by the Company in escrow to facilitate the Company's repurchase right. Unless otherwise provided for by the Administrator in the option agreement, the Company's repurchase right shall expire as to 25% of the total amount of the shares subject to the Option on the first anniversary date of the Option grant and shall expire as to an additional 6.25% of such shares on a quarterly basis thereafter. For purposes of the immediately preceding provision, the percentages set forth therein are applicable to full-time employees and the percentage applicable to part-time employees shall be adjusted proportionately to the percentage of full-time employment that such employee is working during the relevant period. Determination of the number of shares subject to such right of repurchase shall be made as of the date the employee's employment by or consultant's consulting relationship with, the Company terminates, not as of the date that any Option granted to such employee or consultant is thereafter exercised.

             6.1.9 Withholding and Employment Taxes. At the time of exercise of an Option or at such other time as the amount of such obligations becomes determinable (the "Tax Date"), the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If authorized by the Administrator in its absolute discretion, after considering any tax or accounting consequences, an optionee may elect to (i) deliver a full recourse promissory note on such terms as the Administrator deems appropriate, (ii) tender to the Company previously owned shares of Stock or other securities of the Company, or (iii) have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company to pay some or all of the amount of tax that is required by law to be withheld by the Company as a result of the exercise of such Option. Any election pursuant to clause (ii) above, where the optionee is tendering Common Stock issued pursuant to the exercise of an Option, shall require that such shares have been held at least six (6) months prior to the Tax Date. Any securities tendered or withheld in accordance with this
Section 6.1.9 shall be valued by the Company as of the Tax Date.

             6.1.10 Other Provisions. Each Option granted under this Plan may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an "incentive stock option" within the meaning of Section 422 of the Code.

             6.1.11 Determination of Value. For purposes of the Plan, the value of Common Stock or other securities of the Company shall be determined as follows:

                    (a) If the stock of the Company is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, its fair market value shall be the closing sales price for such stock or the closing bid if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication.

                    (b) If the stock of the Company is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices).

                    (c) In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, by consideration of such factors as the Administrator in its discretion deems appropriate among the recent issue price of other securities of the Company, the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

             6.1.12 Option Term. Subject to Section 6.3.5, no NQO shall be exercisable more than ten (10) years and two (2) days after the date of grant no ISO shall be exercisable more than ten (10) years after the date of grant, or such lesser period of time as is set forth in the stock option agreement (the end of the maximum exercise period stated in the Option Agreement is referred to in this Plan as the "Expiration Date").

             6.1.13 Exercise Price. The exercise price of any Option granted to any person who owns, directly or by attribution under the Code currently Section 424(d), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate (a "Ten Percent Stockholder") shall in no event be less than 110% of the fair market value (determined in accordance with Section 6.1.11) of the stock covered by the Option at the time the Option is granted.

         6.2 Terms and Conditions to Which Only NQOs Are Subject. Except as set forth in Section 6.1.13, the exercise price of a NQO shall be not less than 85% of the fair market value (determined in accordance with Section 6.1.11) of the stock subject to the Option on the date of grant.

         6.3 Terms and Conditions to Which Only ISOs Are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

             6.3.1 Exercise Price. Except as set forth in Section 6.1.13, the exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined in accordance with Section 6.1.11) of the stock covered by the Option at the time the Option is granted.

             6.3.2 Disqualifying Dispositions. If stock acquired by exercise of an ISO granted pursuant to this Plan is disposed of in a "disqualifying disposition" within the meaning of Section 422 of the Code, the holder of the stock immediately before the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the Option as the Company may reasonably require.

             6.3.3 Grant Date. If an ISO is granted in anticipation of employment as provided in Section 5.4, the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date.

             6.3.4 Vesting. Notwithstanding any other provision of this Plan, ISOs granted under all incentive stock option plans of the Company and its subsidiaries may not "vest" for more than $100,000 in fair market value of stock (measured on the grant dates(s)) in any calendar year. For purposes of the preceding sentence, an option "vests" when it first becomes exercisable. If, by their terms, such ISOs taken together would vest to a greater extent in a calendar year, and unless otherwise provided by the Administrator, ISOs with lower exercise prices shall vest before ISOs with higher exercise prices, regardless of the grant date.

             6.3.5 Term. Notwithstanding Section 6.1.12, no ISO granted to any Ten Percent Stockholder shall be exercisable more than five (5) years after the date of grant.

7.       MANNER OF EXERCISE

         7.1 An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price as provided in Section 6.1.6. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price will be considered as the date such Option was exercised.

         7.2 Promptly after receipt of written notice of exercise of an Option, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. An optionee or permitted transferee of an optionee shall not have any privileges as a stockholder with respect to any shares of stock covered by the Option until the date of issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of such shares.

8.       EMPLOYMENT OR CONSULTING RELATIONSHIP

         Nothing in this Plan or any Option granted thereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee's employment or consulting at any time, nor confer upon any optionee any right to continue in the employ of, or consult with, the Company or any of its Affiliates.

9.       FINANCIAL INFORMATION

         The Company shall provide to each optionee during the period such optionee holds an outstanding Option, and to each holder of Common Stock acquired upon exercise of Options granted under the Plan for so long as such person is a holder of such Common Stock, annual financial statements of the Company as prepared either by the Company or independent certified public accountants of the Company. Such financial statements shall include, at a minimum, a balance sheet and an income statement, and shall be delivered as soon as practicable following the end of the Company's fiscal year.

10.      CONDITIONS UPON ISSUANCE OF SHARES

         Shares of Common Stock shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the "Securities Act").

11.      NONEXCLUSIVITY OF THE PLAN

         The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan.

12.      MARKET STANDOFF

         Each Optionee, if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the "Securities Act"), shall not sell or otherwise transfer any shares of Common Stock acquired upon exercise of Options during the 180-day period following the effective date of a registration statement of the company filed under the Securities Act; provided, however, that such restriction shall apply only to the first two registration statements of the Company to become effective under the Securities Act which includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of such 180-day period.

13.      AMENDMENTS TO PLAN

         The Board may at any time amend, alter, suspend or discontinue this Plan. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding Options except to conform this Plan and ISOs granted under this Plan to the requirements of federal or other tax laws relating to incentive stock options. No amendment, alteration, suspension or discontinuance shall require stockholder approval unless (a) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes, or (b) the Board otherwise concludes that stockholder approval is advisable.

14.      EFFECTIVE DATE OF PLAN

         This Plan shall become effective upon adoption by the Board provided, however, that no Option shall be exercisable unless and until written consent of the stockholders of the Company, or approval of stockholders of the Company voting at a validly called stockholders' meeting, is obtained within twelve (12) months after adoption by the Board. If such stockholder approval is not obtained within such time, Options granted hereunder shall terminate and be of no force and effect from and after expiration of such twelve (12) month period. Options may be granted and exercised under this Plan only after there has been compliance with all applicable federal and state securities laws.

Plan adopted by the Board of Directors on October 13, 2000.

Plan approved by Stockholders on December 5, 2000.